Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 of ev3 Inc. pertaining to the Micro Therapeutics, Inc. 1993 Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan, 1996 Stock Incentive Plan, as amended, and the Employee Stock Purchase Plan, as amended, of our report dated April 4, 2005, with respect to the combined consolidated financial statements of ev3 LLC included in the Registration Statement on Form S-1 (No. 333-123851) of ev3 Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Minneapolis, Minnesota
January 9, 2006